UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2013

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700

The Woodlands, Texas 77380

(Address of principal executive offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement

On November 4, 2013, Layne Christensen Company (the “Company”) and its lenders entered into Amendment No. 4 (the “Credit Agreement Amendment”) to its Credit Agreement, dated as of March 25, 2011, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto (the “Credit Agreement”).

Effective November 4, 2013, the Credit Agreement was amended, to among other things, (i) reduce the commitments under the Credit Agreement from $200 million to $180 million, and eliminate the accordion feature under the Credit Agreement; (ii) temporarily increase the interest rate under the Credit Agreement to LIBOR plus 6.0% (or the base rate plus 5.0%); (iii) relax or suspend certain of the Company’s financial covenants on a short-term basis; (iv) reduce the amount of capital expenditures permitted each quarter; (v) require proceeds from asset sales (other than in the ordinary course) to be used to repay amounts outstanding under the Credit Agreement; (vi) decrease the amount of permitted investments; (vii) permit an offering of convertible notes that results in gross proceeds of at least $75 million (the “Permitted Convertible Notes Offering”), (viii) eliminate the ability of the Company to incur any additional Priority Indebtedness (as defined in the Credit Agreement), consummate certain acquisitions or make certain restricted payments; and (ix) add-back certain accruals related to any FCPA settlement in computing Consolidated EBITDA.

The Credit Agreement Amendment also provides that effective upon the closing of the Permitted Convertible Notes Offering, the net proceeds from such offering must be applied to repay amounts outstanding under the Credit Agreement. On the date the Permitted Convertible Notes Offering is consummated, the Credit Agreement will, among other things: (i) further reduce the commitments under the Credit Agreement from $180 million to $150 million; (ii) generally decrease the temporary interest rate under the Credit Agreement by 2.0%; (iii) impose a minimum Asset Coverage Ratio (generally defined as the ratio of accounts receivable and inventory for the Company and its subsidiaries to outstanding borrowings and letters of credit under the credit agreement) of 2.00 to 1.00; (iv) require the Company to have Minimum Liquidity (generally defined as the remaining amount available for borrowing under the revolving credit facility plus up to $15 million of unrestricted cash) of at least $50 million; (v) increase the amount of Priority Indebtedness, investments, acquisitions and restricted payments permitted under the Credit Agreement (although such amounts are lower than the amounts permitted prior to the Credit Agreement Amendment); and (vi) amend the financial covenants as follows:

	Quarter Ending
(in thousands, except for ratios)	October 31, 2013	January 31, 2014	April 30, 2014		July 31, 2014		October 31, 2014		Thereafter
Minimum Quarterly EBITDA	$5,000	$6,750	$11,500		$12,500		$10,500		—
Minimum Ratio of EBITDA to Fixed Charges	—	—	1.5	X	1.5	X	1.5	X	1.5	X
Maximum Funded Debt to EBITDA	—	—	—		—		—		3.0	X
Maximum Capital Expenditures (1)	—	$9,500	$14,000		$14,000		$14,000		$14,000

(1)	Maximum capital expenditures presented above include a rollover feature that allows for any unused portion of the previous quarter’s capital expenditures to be carried forward and utilized only in the next quarter.

The Credit Agreement Amendment, attached hereto as Exhibit 4.1, is incorporated by reference, and it qualifies in its entirety the foregoing description.

Item 7.01	Regulation FD Disclosure.

Update on Foreign Corrupt Practices Act Investigation

As previously disclosed, the Audit Committee of the Board of Directors is conducting an internal investigation into, among other things, the legality of certain payments by the Company to agents and other third parties interacting with government officials in certain countries in Africa. The internal investigation has found documents and information suggesting that improper payments, which may violate the FCPA and other local laws, were made over a considerable period of time, by or on behalf of, certain foreign subsidiaries of the Company to third parties interacting with government officials in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates. The Company has made a voluntary disclosure to the United States Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) regarding the results of its investigation and it is cooperating with the DOJ and the SEC in connection with their review of the matter.

The Company is engaged in discussions with the DOJ and the SEC regarding a potential negotiated resolution of these matters. The Company believes that it is likely that any settlement will include both the payment of a monetary fine and the disgorgement of any improper benefits. In May 2013, the staff of the SEC orally advised the Company that they calculated the estimated benefits to the Company from allegedly improper payments, plus interest thereon, to be approximately $4.8 million, which amount was accrued by the Company as of April 30, 2013. Based on the results of the Company’s internal investigation, an analysis of the resolution of recent and similar FCPA resolutions, the Company currently estimates a potential settlement range for resolving these matters (including the amount of a monetary penalty and the disgorgement of any improper benefits plus and interest) of $10.4 million to $16.0 million. The Company has increased its reserve for the settlement of these matters from $4.8 million to $10.4 million, representing the low end of this range.

At this time, we can provide no assurances as to whether the Company will be able to settle for an amount equal to its current reserve or within its estimated settlement range or whether the SEC or DOJ will accept voluntary settlement terms that would be acceptable to the Company. Furthermore, the Company cannot currently assess the potential liability that might be incurred if a settlement is not reached and the government was to litigate the matter. As such, based on the information available at this time, any additional liability related to this matter is not reasonably estimable. The Company will continue to evaluate the amount of its liability pending final resolution of the investigation, and any related settlement discussions with the government; the amount of the actual liability for any fines, penalties, disgorgement or interest that may be recorded in connection with a final settlement could be significantly higher than the liability accrued to date.

Other than the indication of the estimated disgorgement amount noted above, the Company has not received any proposed settlement offers from the SEC or DOJ and there can be no assurance that its discussions with the DOJ and SEC will result in a final settlement of any or all of these issues or, if a settlement is reached, the timing of any such settlement or that the terms of any such settlement would not have a material adverse effect on the Company.

Often, dispositions for these types of matters result in modifications to business practices and compliance programs and possibly a monitor being appointed to review future business and practices with the goal of ensuring compliance with the FCPA and other applicable laws. In addition, disclosure of the subject matter of the investigation could adversely affect the Company’s reputation and its ability to obtain new business or retain existing business from its current clients and potential clients, to attract and retain employees and to access the capital markets. If it is determined that a violation of the FCPA has occurred, such violation may give rise to an event of default under the agreements governing our debt instruments if such violation were to have a material adverse effect on our business, assets, property, financial condition or prospects or if the amount of any settlement resulted in our failing to satisfy any financial covenants.

This Form 8-K contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Forward looking statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “expect,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions. Specifically, the Company may not be able to settle the FCPA investigation with the DOJ and the SEC on terms acceptable to the Company or within the range that the Company is currently estimating. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this Form 8-K might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Form 8-K. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01	Financial Statements and Exhibits.

Exhibit

No.	Description

4.1	Amendment No. 4 dated as of October 4, 2013 to the Credit Agreement dated as of March 25, 2011 among Layne Christensen Company, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company
(Registrant)

Date: November 4, 2013	By:	/s/ James R. Easter
James R. Easter
Senior Vice President and Chief Financial Officer

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